UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K


               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported): June 23, 1999

                       Commission File Number: 0-19822


                       LITCHFIELD FINANCIAL CORPORATION
            (Exact name of registrant as specified in its charter)


  MASSACHUSETTS                                04-3023928
State or other jurisdiction        (I.R.S. Employer Identification No.)
 of incorporation or organization)


   430 MAIN STREET, WILLIAMSTOWN, MA                 01267
(Address of principal executive offices)          (Zip Code)


      Registrant's telephone number, including area code: (413) 458-1000


             (Former name, former address and former fiscal year,
                         if changed since last report)


Item 5: Other Events:

Attached is the press release issued by the company on June 23, 1999

WILLIAMSTOWN, Massachusetts, (June 23, 1999) - Litchfield Financial Corporation (NASDAQ/LTCH) announced today that it has acquired Ironwood
Acceptance Company, LLC. Ironwood, located in Scottsdale, Arizona, specializes in the purchasing, servicing and liquidation of municipal tax lien certificates. Litchfield acquired 100% of the outstanding membership interests of Ironwood for approximately $2.3 million, with one third paid in cash, and the remaining two thirds paid in Litchfield stock over a two-year period.

Randy Stratton, President and CEO of Litchfield commented, "This acquisition is in keeping with our business strategy of identifying and lending money to smaller finance companies in niche businesses with strong, experienced management. After two solid years of experience with Ironwood, and performance that has been consistent with our expectations, we decided that it made good business sense to expand the relationship with them in a mutually beneficial way. This acquisition will enable us to increase our presence in the tax lien business, while providing Ironwood with sufficient capital for expansion."

Mr. Stratton added, "It has been our strategy to view transactions of this nature as an opportunity to further reduce the portion of our revenues derived from the gain on sale of loans. So while this transaction would have been modestly accretive in 1999, and more so in 2000, we'll take this opportunity to further reduce our gain on sale as a percentage of our revenues, instead."

Ironwood will become a subsidiary of Litchfield, and its nine employees will continue to operate out of Scottsdale, Arizona. Peter Reardon will continue to serve in his present position as President of Ironwood. The management of Ironwood has been successfully purchasing and managing tax liens for over eight years and is currently purchasing tax lien certificates, through auctions and over the counter sales, in twelve states.

Mr. Stratton noted, "Tax liens will help us further diversify our half billion dollar serviced portfolio. These investments have small balances, high yields and are well collateralized and highly secure. These characteristics make tax liens complimentary to our existing consumer land and timeshare loans, hypothecation loans and acquisition and development loans."

Litchfield is a diversified finance company that provides financing to creditworthy borrowers for assets not typically financed by banks. The company provides such financing by making loans to businesses secured by consumer receivables or other assets and by purchasing consumer loans. To learn more about Litchfield, visit our website at www.ltchfld.com.


Except for the historical information contained or incorporated by reference in this press release, the matters discussed or incorporated by reference herein are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the risk factors set forth under "Risk Factors", as listed in the 1998 Annual Report on Form 10-K, as well as the following: general economic and business conditions; industry trends; changes in business strategy or development plans; availability and quality of management; and availability, terms and deployment of capital. Special attention should be paid to such forward-looking statements including, but not limited to, statements relating to (i) the company's ability to execute its growth strategies and to realize its growth objectives and (ii) the Company's ability to obtain sufficient resources to finance its working capital needs and provide for its known obligations.

              Contact: Ronald E. Rabidou, Chief Financial Officer
Telephone: 413-458-1000 x 160       Fax: 413-458-1020       E-Mail
rrabidou@ltchfld.com